Atossa Genetics Reports Second Quarter 2013 Results and Operating Highlights

Second Quarter Revenue Up 46%; Year-to-date Revenue Up 83% over Prior Year

Seattle, August 14, 2013 -- Atossa Genetics, Inc. (NASDAQ: ATOS), the Breast Health Company™, today announced its second quarter 2013 financial results and corporate highlights. Revenue for the second quarter was $326,078 compared to $223,097 for the same period in the prior year. Year-to-date revenue was $508,748 compared to $277,810 for the same period in the prior year. Cash and cash equivalents were $2,439,512 at the end of the second quarter, up 41% from $1,725,197 as of December 31, 2012.

“Interest in our ForeCYTE test continues to grow, as evidenced by the increasing numbers of doctors signing up to provide the test and the increasing number of doctors submitting specimens to our lab for analysis,” said Dr. Steven C. Quay, Chairman, CEO & President. “We will continue to sign up new doctors while focusing intently on driving volume from existing doctors through a comprehensive follow up program. In addition, we are working closely with our marketing partners to create awareness, interest and further adoption of the ForeCYTE test among general practitioners, OB/GYNs, breast clinics and hospitals.”

Dr. Quay continued, “While the roll out of the ForeCYTE test remains our major focus, we look forward to accomplishing several important milestones within the next 12 months including the launch of our FullCYTE test, which identifies the location of a lesion using our proprietary microcatheters, the NextCYTE test, which uses genomic analysis to provide important insights to inform and improve the effectiveness of breast cancer treatment for women with early-stage breast cancer, and the ArgusCYTE test, a ‘liquid biopsy’ used to identify circulating breast tumor cells in women who have been treated for breast cancer and help inform treatment options. In addition, it is our intention to partner next year with a major pharmaceutical company for the clinical development of our intraductal therapy program for treatment of ductal carcinoma in situ.”

Corporate Highlights

•	Continued the national rollout of the ForeCYTE Breast Health Test, which the Company launched in January 2013.
•	Established a sales force, which now includes three full time employees and 25 direct and indirect part time sales professionals across the country.

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•	Starting with 37 medical professionals offering the ForeCYTE test at the beginning of the year, there were 154 doctors offering the test at the end of the second quarter and 243 as of July 31, 2013.
•	The number of tests received by our laboratory increased 50% sequentially in the second quarter 2013 compared to the first quarter.
•	Launched a Nationwide Awareness Program focusing on educating doctors and patients about the ForeCYTE test.
•	Exhibited and/or presented at multiple medical meetings including the annual meeting of the American Congress of Obstetrics and Gynecology (ACOG), the Sachs Associates Bio Partnering Forum and the 2013 Annual Meeting of the American Society of Clinical Oncology (ASCO).
•	Completed a distribution agreement with Fisher HealthCare for distribution of Atossa's ForeCYTE Breast Health devices, which consist of the patented MASCT pump and ForeCYTE patient collection kits. Fisher will focus on penetrating the hospital segment where a large and growing number of medical diagnostic tests are performed.
•	Signed a distribution agreement with Millennium HealthCare. Millennium made an initial purchase of approximately 10,000 patient sample kits.
•	Completed a nationwide agreement with HealthSmart, a preferred provider physician network serving clients in all 50 states.
•	Hired Michael H. Kalnoski, M.D., as Medical Director to oversee all operations of the Company’s wholly-owned National Reference Laboratory for Breast Health. Dr. Kalnoski, a board certified pathologist, brings 10 years' experience as a medical director and medical consultant at a number of companies and institutions including the Puget Sound Institute of Pathology in Seattle, the Auburn Regional Medical Center in Auburn, Washington, the Valley General Hospital in Monroe, Washington, the Petersburg Medical Hospital in Petersburg, Alaska, and the Forks Medical Center in Forks, Washington.
•	Atossa was added to the Russell Microcap Index.

Second Quarter 2013 Financial Results

Revenues for the three months ended June 30, 2013, were $326,078, which included $205,590 of product sales from the sale of MASCT Systems and kits, and $120,488 of diagnostic testing service revenue from the ForeCYTE breast health tests. This compares with total revenues of $223,097 for the second quarter ended June 30, 2012. Year-to-date revenue as of June 30, 2013 was $508,748 compared to $277,810 for the same period in the prior year. The year-over-year increase in total revenue was driven by increased product sales from the national rollout of the ForeCYTE test, which commenced in January 2013.

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Gross profit for the three months ended June 30, 2013, was $103,918 versus gross profit of $205,295 for the quarter ended June 30, 2012.

Total operating expenses were $2,687,265 for the three months ended June 30, 2013, consisting of G&A expenses of $2,177,920, selling expenses of $319,390 and research and development expenses of $189,955. This compares to total operating expenses of $1,371,121 for the three months ended June 30, 2012, consisting of G&A expenses of $704,208, selling expenses of $123,832 and research and development expenses of $543,081. The increase in G&A expenses from the second quarter of 2012 to the second quarter of 2013 is attributed to increased costs of stock and options granted to services providers, the launch of the Company’s MASCT System and ForeCYTE test, continued development of the FullCYTE, NextCYTE and ArgusCYTE tests and the related growth in expenses to hire additional staff and expand the Company’s operations. G&A expenses for the six months ended June 30, 2013 included $1,193,618 in expenses associated with granting options and stock to service providers, compared to $70,662 in these expenses in the same period of 2012. Atossa expects that its G&A expenses will continue to increase as it adds employees and increases headcount to continue the national rollout of the MASCT System and ForeCYTE test, coordinate the production and manufacture of our products, and the expected increase in service revenue.

Selling expenses increased $195,558 from the second quarter of 2012 to the second quarter of 2013 as a result of hiring additional sales and marketing personnel, incurring additional marketing expenses and adding to the Company’s distributors for the national launch of the ForeCYTE test. Research and development expenses decreased by $353,126 from the second quarter of 2012 to the second quarter of 2013 as a result of completion of the development of the ForeCYTE test and ArgusCYTE test in 2012 and Atossa’s focus in 2013 on the national launch of ForeCYTE.

Net loss for the quarter ended June 30, 2013, was $2,583,699, or a loss of $0.17 per share, compared with net loss of $1,167,948, or a loss of $0.10 per share, for the second quarter ended June 30, 2012. The increase in net loss was primarily attributable to an increase in general and administrative expense, including increased expenses related to the national launch of the ForeCYTE test.

At June 30, 2013, Atossa Genetics had cash and cash equivalents of $2,439,512 versus $1,725,197 at December 31, 2012.

Conference Call Information

Management will host a conference call today, Wednesday, August 14, 2013, at 4:45 pm Eastern time to review financial results and corporate highlights. To listen to the call by phone, interested parties within the U.S. may dial 866-652-5200 or 412-317-6060 for international callers. All callers should ask for the Atossa Genetics conference call. The conference call will also be available through a live webcast at http://services.choruscall.com/links/atossa130725.html

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A replay of the call will be available one hour after the end of the call through September 16, 2013, and can be accessed via Atossa’s website or by dialing 877-344-7529 (domestic) or 412-317-0088 (international). The replay conference ID number is 10031764.

About Atossa Genetics

Atossa Genetics, Inc. (NASDAQ: ATOS), The Breast Health Company™, based in Seattle, WA, is focused on preventing breast cancer through the commercialization of patented, FDA-designated Class II diagnostic medical devices and, through its wholly-owned subsidiary, The National Reference Laboratory for Breast Health, Inc. (“NRLBH”), patented, laboratory developed tests (LDT) that can detect precursors to breast cancer up to eight years before mammography.

The NRLBH is a CLIA-certified high-complexity molecular diagnostic laboratory located in Seattle, Washington.

For additional information on Atossa, please visit www.atossagenetics.com. For additional information on the ForeCYTE test and the National Reference Laboratory for Breast Health, please visit www.nrlbh.com.

Forward-Looking Statements

Forward-looking statements in this press release are subject to risks and uncertainties that may cause actual results to differ materially from the anticipated or estimated future results, including the risks and uncertainties associated with planned and ongoing product launches, expected levels of future expenditures, actions by the FDA, regulatory clearances, responses to regulatory matters, Atossa's ability to continue to manufacture and sell its products, the efficacy of Atossa's products and services, the market demand for and acceptance of Atossa's products and services, performance of distributors and other risks detailed from time to time in Atossa's filings with the Securities and Exchange Commission, including without limitation its most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q, each as amended and supplemented from time to time.

Contact:

Atossa Genetics, Inc.

Kyle Guse

CFO and General Counsel

(O) 800-351-3902

Kyle.Guse@atossagenetics.com

MBS Value Partners

Matthew D. Haines (Investors)

Managing Director

(O) 212-710-9686

Matt.Haines@mbsvalue.com

JQA Partners

Jules Abraham (Media)

Principal

(O) 917-885-7378

Jabraham@jqapartners.com

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ATOSSA GENETICS INC.

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2013	2012
Assets	(Unaudited)	(Audited)

Current Assets
Cash and cash equivalents	$2,439,512	$1,725,197
Accounts receivable	520,424	141,665
Prepaid expense	2,347,701	122,633
Retainers (deposits)	47,500	-
Total Current Assets	5,355,137	1,989,495

Fixed Assets
Furniture and Equipment, net	205,800	159,967
Total Fixed Assets	205,800	159,967

Other Assets
Security deposit	36,446	36,447
Intangible assets, net	4,457,619	4,640,224
Total Other Assets	4,494,065	4,676,671

Total Assets	$10,055,002	$6,826,133

Liabilities and Stockholders' Equity

Current Liabilities
Accounts payable	$184,002	$68,217
Accrued expenses	1,289,104	1,374,385
Deferred rent	72,537	-
Payroll Liabilities	196,873	207,996
Other current liabilities	31,654	-
Total Current Liabilities	1,774,170	1,650,598

Stockholders' Equity
Preferred stock - $.001 par value; 10,000,000 shares authorized, 0 shares issued and outstanding	-	-
Common stock - $.001 par value; 75,000,000 shares authorized, 15,338,074 and 12,919,367 shares issued and outstanding	15,338	12,919
Additional paid-in capital	22,522,539	14,894,522
Accumulated deficit	(14,257,045)	(9,731,906)
Total Stockholders' Equity	8,280,832	5,175,535

Total Liabilities and Stockholders' Equity	$10,055,002	$6,826,133

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ATOSSA GENETICS, INC.

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended June 30,		For The Six Months Ended June 30,		From April 30, 2009 (Inception) Through June 30,
	2013	2012	2013	2012	2013

Revenue
Diagnostic Testing Service	$120,488	$219,972	$289,718	$272,685	$765,120
Product Sales	205,590	3,125	219,030	5,125	226,970
Total Revenue	326,078	223,097	508,748	277,810	992,090

Cost of Revenue
Diagnostic Testing Service	2,356	17,788	49,955	20,985	85,700
Product Sales	219,804	-	238,669	-	243,833
Total Cost of Revenue	222,160	17,788	288,624	20,985	329,533

Loss on Reduction of Inventory to LCM	-	-	-	23,807	121,910

Gross Profit	103,918	205,309	220,124	233,018	540,647

Selling expenses	319,390	123,832	591,965	194,267	1,231,841
Research and Development expenses	189,955	543,081	410,147	961,071	3,967,533
General and Administrative expenses	2,177,920	704,208	3,742,792	1,305,660	9,565,126
Total operating expenses	2,687,265	1,371,121	4,744,904	2,460,998	14,764,500

Operating Loss	(2,583,347)	(1,165,812)	(4,524,780)	(2,227,980)	(14,223,853)

Interest Income	-	310	-	1,173	6,588
Interest Expense	352	2,446	359	4,060	39,530

Net Loss before Income Taxes	(2,583,699)	(1,167,948)	(4,525,139)	(2,230,867)	(14,256,795)

Income Taxes	-	-	-	-	250

Net Loss	$(2,583,699)	$(1,167,948)	$(4,525,139)	$(2,230,867)	$(14,257,045)

Loss per common share - basic and diluted	$(0.17)	$(0.10)	$(0.32)	$(0.20)	$(1.63)
Weighted average shares outstanding, basic & diluted	14,808,728	11,256,867	14,120,962	11,256,867	8,722,843

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